CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust II of our reports dated May 22, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Columbia ETF Trust II’s Certified Shareholder Reports on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Financial Highlights”, “Primary Service Provider Contracts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 24, 2025

Appendix A

Fund Name

Columbia Researched Enhanced Emerging Economies ETF

Columbia India Consumer ETF

Columbia EM Core ex-China ETF